As filed with the Securities and Exchange Commission on November 26, 2003

Registration No.333-110714

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

JUNIPER NETWORKS, INC.

(Exact name of Registrant as specified in its charters)

Delaware (State or other jurisdiction of incorporation or organization)	77-0422528 (I.R.S. Employer Identification Number)

1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Marcel Gani
Executive Vice President and Chief Financial Officer
1194 North Mathilda Avenue
Sunnyvale, California 94089
(408) 745-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Larry W. Sonsini, Esq.
John A. Fore, Esq.
Katherine A. Martin, Esq.
Bret DiMarco, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
Approximate date of commencement of proposed sale to the public:
From time to time, after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 26, 2003

PROSPECTUS

$1,000,000,000

JUNIPER NETWORKS, INC.

By this prospectus, we may offer, from time to time —

•	Common stock

•	Preferred stock

•	Depositary Shares

•	Debt securities

•	Warrants

•	Stock purchase contracts

•	Stock purchase units

See “Risk Factors” beginning on page 6 for information you should consider before buying our securities.

     Our common stock is listed on the Nasdaq National Market under the symbol “JNPR.” On November 25, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $18.63 per share.

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

This prospectus is dated            , 2003

WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE DEPOSITARY SHARES
DESCRIPTION OF THE WARRANTS
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Signatures
Exhibit Index
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 25.1
EXHIBIT 25.2

     No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

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WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission in Washington, D.C. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission’s website at www.sec.gov.

     The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 11, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 8, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, filed on August 13, 2003;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003, filed on November 14, 2003; and

•	the description of our common stock contained in our Registration Statement on Form 8-A as filed with the Commission on June 11, 1999 pursuant to Section 12(g) of the Exchange Act.

     You may request a copy of these filings, at no cost, by telephoning us at (408) 745-2000 or by writing us at the following address:

Investor Relations
Juniper Networks, Inc.
1194 North Mathilda Avenue
Sunnyvale, California 94089

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SUMMARY

     The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth in this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for such securities and the other documents we refer to and incorporate by reference, including but not limited to the section entitled “Risk Factors” in our 2002 Report on Form 10-K. Unless the context otherwise requires, the terms “Juniper Networks,” “we,” “us” and “our” refer to Juniper Networks, Inc., a Delaware corporation.

     This prospectus is part of a registration statement that we filed with the Commission, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find Information.”

Juniper Networks, Inc.

     We are a leading provider of network infrastructure solutions that transform the business of networking. We enable customers, including wireline operators, mobile operators, cable operators, government organizations, research and education facilities and enterprises, to convert their business models from one of providing a commodity service to that of providing more differentiation and value to end users as well as increased reliability and security, thereby making the network a more valuable asset. Our products, services and solutions enable service providers and other network-intensive businesses to support and deliver services and applications on a highly efficient and low cost integrated network by providing the necessary technology, including software and hardware, with many functions and features allowing customers to sell services to their customers, both corporate and residential. Our products are designed and purpose-built for service provider networks and offer our customers best-in-class capabilities with less complexity and cost than other older alternatives. Unlike conventional routers, which were originally developed for enterprise applications and are increasingly inadequate for use in highly scaled public and private networks, our products are specifically designed to accommodate substantial size, scope and security demands.

     We developed, marketed and sold the first commercially available purpose-built Internet backbone router optimized for the specific high performance needs of service providers. As the need for core bandwidth continued to increase, the need for products with enhanced service capabilities at the service providers access point, or edge, of the network was created. Our products are designed to address the needs at the core and the edge of the network as well as for wireless and cable access by combining the features of high-speed application specific integrated circuits (ASICs) to forward packets of information, our software and a network-optimized architecture.

     The reliability and performance of current network infrastructure equipment have become and continue to be critical issues for service providers as they support dramatic growth in IP traffic and increasingly seek to offer new revenue generating, mission-critical and other services. The need for high reliability, high performance, scalability, interoperability and cost effectiveness are fundamental requirements in meeting the needs associated with the growth in IP traffic. New requirements will continue to arise for next generation networks, which will drive a set of new requirements for network infrastructure equipment.

     As part of our product and services offerings, our Model for Integrated Network Transformation (MINT) provides a business and network framework that enables service providers to manage the transition from a high cost, low value model to a more differentiated, lucrative, value-added model. Technologies such as IP routing, multi-protocol label switching (MPLS) and Packet Processing have been successfully deployed in a number of service provider networks for a number of years and have now been enhanced and matured to a degree that they can be applied to solving issues such as the supply of new IP based services and consolidating legacy networks.

     The MINT also provides customers insight on how to run the network and apply the technologies appropriate to the revenue opportunities being presented to our customers. The MINT advocates a software based approach in the provision of services similar to the model that has proved to be successful in the telephony market. It defines a new operational model for service providers to address the data communications market by:

•	addressing underserved markets with new services and a low touch/low cost operational model improving the profitability of these services; and

•	supporting existing services such as Frame Relay, ATM, Internet access with a better cost model.

     We were incorporated in the State of California in 1996 and reincorporated in the State of Delaware in 1997. Our principal executive offices are located at 1194 North Mathilda Avenue, Sunnyvale, California 94089 and our telephone number at that location is (408) 745-2000. Our website is www.juniper.net.

Juniper Networks is registered in the U.S. Patent and Trademark Office and in other countries as a trademark of Juniper Networks, Inc. ERX, ESP, E-series, Internet Processor, J-Protect, JUNOS, JUNOScript, JUNOSe, M5, M7i, M10, M10i, M20, M40, M40e, M160, M-series, NMC-RX, SDX, T320, T640, and T-series are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

The Securities We May Offer

     We may offer up to $1,000,000,000 of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

     We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

     We may offer shares of our common stock, par value $0.00001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

     We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of Juniper Networks, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities.

Debt Securities

     We may offer secured or unsecured obligations in the form of one or more of senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior debt securities will have the same rank as all of our other unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

     The senior and subordinated debt securities will be issued under separate indentures between us and a trustee. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits to the registration statement (No.              ) that we have filed with the SEC (this prospectus being part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided under the heading “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	None of the indentures limit the amount of debt that we may issue or generally provide holders any protection should there be a highly leveraged transaction involving our company.

•	The indentures allow us to merge or to consolidate with another United States entity or convey, transfer or lease our properties and assets substantially as an entirety to another United States entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•	The indentures provide we and the trustee may generally amend the indentures with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal or interest, to adversely affect the right to convert, or to change certain matters, every holder in that series must consent.

•	We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

     Each of the following is an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of Juniper.

     A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

     Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal and premium, if any, plus accrued and unpaid interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action. If a bankruptcy, insolvency or reorganization event of default were to occur, the principal amount and premium, if any, or all debt securities of that series, together with the accrued and unpaid interest, if any, will automatically become due and payable.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

     The subordinated debt securities indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

Stock Purchase Contracts and Stock Purchase Units

     We may issue contracts that obligate holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we call “stock purchase contracts.” The stock purchase contracts can be issued independently or together as units with other securities.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended					Nine Months Ended

	December 31,	December 31,	December 31,	December 31,	December 31,	September 30,	September 30,
	1998	1999	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges (1)	— (2)	— (2)	5.64 (1)	1.31 (1)	— (2)	— (2)	1.99 (1)

(1)	For these ratios, “earnings” represents (a) income before taxes before adjustment for minority interests in equity investments and (b) fixed charges. Fixed charges consist of interest on all indebtedness and amortization of capitalized debt issuance costs and an interest factor attributable to rentals.

(2)	The pre-tax losses from continuing operations for the years ended December 31, 1998, 1999 and 2002 and for the nine-month period ended September 30, 2002 are not sufficient to cover fixed charges by a total of approximately $31.0 million in 1998, $6.6 million in 1999, $113.8 million in 2002 and $123.8 million for the nine-month period ended September 30, 2002. As a result, the ratio of earnings to fixed charges has not been computed for any of these periods.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, the related prospectus supplements and the registration statement of which they are a part contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These forward-looking statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes to differ materially. These statements are generally accompanied by words like “intend,” “anticipate,” “believe,” “estimate,” “expect,” or similar statements. For more information about risks and uncertainties see — “Risk Factors” in the next section and in the documents we incorporate herein by reference. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or any other person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Juniper Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

     Set forth below and in other documents we file with the Securities and Exchange Commission are risks and uncertainties that could cause our business, results of operations or financial condition to be harmed and cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus, the related prospectus supplements, the registration statement of which they are a part or the documents they incorporate by reference.

     We face intense competition that could reduce our market share and adversely affect our ability to generate revenues.

     Competition in the network infrastructure market is intense. This market has historically been dominated by Cisco with other companies such as Nortel Networks and Lucent Technologies providing products to a smaller segment of the market. In addition, a number of other small public or private companies have announced plans for new products to address the same challenges that our products address.

     If we are unable to compete successfully against existing and future competitors from a product offering standpoint or from potential price competition by such competitors, we could experience a loss in market share and/or be required to reduce prices, resulting in reduced gross margins, either of which could materially and adversely affect our business, operating results and financial condition.

     The current economic conditions, combined with the financial condition of some of our customers, make it difficult to predict revenues for a particular period and a shortfall in revenues may harm our operating results.

     The continuing economic downturn generally, and in the telecommunication industry specifically, combined with our own relatively limited operating history in the context of such a continuing economic downturn, makes it difficult to accurately forecast revenue.

     We have experienced and expect, in the foreseeable future, to continue to experience limited visibility into our customers’ spending plans and capital budgets. This limited visibility complicates the revenue forecasting process. Additionally, many customers funded their network infrastructure purchases through a variety of debt and similar instruments and many of these same customers are carrying a significant debt burden and are experiencing reduced cash flow with which to carry the cost of the debt and the corresponding interest charges, which reduces their ability to both justify and make future purchases. The telecommunications industry has experienced consolidation and rationalization of its participants and we expect this trend to continue. There have been adverse changes in the public and private equity and debt markets for telecommunications industry participants, which have affected their ability to obtain financing or to fund capital expenditures. In some cases the significant debt burden carried by these customers has reduced their ability to pay for the purchases made to date. This has contributed, and we expect it to continue to contribute, to the uncertainty of the amounts and timing of capital expenditures, further limiting visibility and complicating the forecasting process. Certain of these customers have filed for bankruptcy as a result of their debt burdens. Although these customers generally expect that they will emerge from the bankruptcy proceedings in the future, a bankruptcy proceeding can be a slow and cumbersome process further limiting the visibility and complicating the revenue forecasting process as to these customers. Even if they should emerge from such proceedings, the extent and timing of any future purchases of equipment is uncertain. This uncertainty will further complicate the revenue forecasting process.

     In addition, our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short-term. If we do not achieve our expected revenues, the operating results will be below our expectations and those of investors and market analysts, which could cause the price of our common stock to decline.

     A limited numbers of customers comprise a significant portion of our revenues and any decrease in revenue from these customers could have an adverse effect on us.

     Even though our customer base has increased substantially, we expect that a large portion of our net revenues will continue to depend on sales to a limited number of customers. During the three months ended September 30, 2003 and 2002 and the nine months ended September 30, 2003, Ericsson and Siemens each accounted for greater than 10% of net revenues. Ericsson was the only customer that accounted for greater than 10% of revenue for the nine months ended September 30, 2002. Any downturn in the business of these customers or potential new customers could significantly decrease sales to such customers that could adversely affect our net revenues and results of operations.

     We rely on distribution partners to sell our products, and disruptions to these channels could adversely affect our ability to generate revenues from the sale of our products.

     We believe that our future success is dependent upon establishing and maintaining successful relationships with a variety of distribution partners. We have entered into agreements with several value added resellers, some of which also sell products that compete with our products. We cannot be certain that we will be able to retain or attract resellers on a timely basis or at all, or that the resellers will devote adequate resources to selling our products.

     Our products are highly technical and if they contain undetected software or hardware errors, our business could be adversely impacted.

     Our products are highly technical and are designed to be deployed in very large and complex networks. Certain of our products can only be fully tested when deployed in networks that generate high amounts of data and/or voice traffic. As a result, we may experience errors in connection with such products and for new products and enhancements. Any defects or errors in our products discovered in the future could result in loss of or delay in revenue, loss of customers and increased service and warranty cost, any of which could adversely impact our business and our results of operations.

     If our products do not interoperate with our customers’ networks, installations will be delayed or cancelled and could harm our business.

     Our products are designed to interface with our customers’ existing networks, each of which have different specifications and utilize multiple protocol standards. Many of our customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as future products in order to meet our customers’ requirements. If we find errors in the existing software used in our customers’ networks, we must modify our software to fix or overcome these errors so that our products will interoperate and scale with the existing software and hardware. If our products do not interoperate with those of our customers’ networks, installations could be delayed, orders for our products could be cancelled or our products could be returned. This would also damage our reputation, which could seriously harm our business and prospects.

     Problems arising from use of our products in conjunction with other vendors’ products could disrupt our business and harm our financial condition.

     Service providers typically use our products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relations problems, any of which could adversely affect our business and financial condition.

     Traditional telecommunications companies generally require more onerous terms and conditions of their vendors. As we seek to sell more products to such customers we may be required to agree to terms and conditions that may have an adverse effect on our business.

     Traditional telecommunications companies because of their size generally have had greater purchasing power and accordingly have requested and received more favorable terms, which often translate into more onerous terms and conditions for their vendors. As we seek to sell more products to this class of customer, we may be required to agree to such terms and conditions which may include terms that effect our ability to recognize revenue and have an adverse effect on our business and financial condition.

     In addition, many of this class of customer have purchased products from other vendors who promised certain functionality and failed to deliver such functionality and/or had products that caused problems and outages in the networks of these customers. As a result, this class of customer may request additional features from us and require substantial penalties for failure to deliver such features or may require substantial penalties for any network outages that may be caused by our products. These additional requests and penalties, if we are required to agree to them, may affect our ability to recognize the revenue from such sales, which may negatively affect our business and our financial condition.

     If we do not successfully anticipate market needs and develop products and product enhancements that meet those needs, or if those products do not gain market acceptance, we may not be able to compete effectively and our ability to generate revenues will suffer.

     We cannot ensure that we will be able to anticipate future market needs or that we will be able to develop new products or product enhancements to meet such needs or to meet them in a timely manner. If we fail to anticipate the market requirements or to develop new products or product enhancements to meet those needs, such failure could substantially decrease market acceptance and sales of our present and future products, which would significantly harm our business and financial results. Even if we are able to anticipate and develop and commercially introduce new products and enhancements, there can be no assurance that new products or enhancements will achieve widespread market acceptance. Any failure of our future products to achieve market acceptance could adversely affect our business and financial results.

     Our ability to develop, market and sell products could be harmed if we are unable to retain or hire key personnel.

     Our future success depends upon the continued services of our executive officers and other key engineering, sales, marketing and support personnel. None of our officers or key employees is bound by an employment agreement for any specific term.

     The loss of the services of any of our key employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could delay the development and introduction of and negatively impact our ability to develop, market or sell our products.

     In the past, we have recorded certain charges associated partially with inaccurate demand forecasts. If we fail to accurately predict our manufacturing requirements, we could incur additional costs which would harm our results of operations or experience manufacturing delays which would harm our business.

     Although we have agreements with our contract manufacturers which outline the terms by which we do business with them, the agreements are neither supply nor requirements contracts and they do not obligate the contract manufacturer to supply products for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order from us which they agree to accept. We provide them with a demand forecast which they use as a guide to purchase components necessary to build our products. Lead times for required materials and components vary significantly and depend on factors such as the specific component supplier, contract terms between the contract manufacturer and its component suppliers and demand for each component at any given time. If our demand forecast overestimates our requirements, the contract manufacturers may purchase more materials and components than are ultimately the subject of specific purchase orders from us and, as a result we may be liable for charges that could negatively impact our gross margins. For example, for the quarter ended September 30, 2001, we recorded a charge for approximately $39.9 million associated with a negotiated settlement of certain contractual liabilities and carrying charges on excess materials at our contract manufacturers. If our demand forecast underestimates our requirements, the contract manufacturers may have inadequate materials and components, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

     We currently depend on contract manufacturers with whom we do not have long-term supply contracts, and changes to those relationships, expected or unexpected, may result in delays or disruptions that could cause us to lose revenue and damage our customer relationships.

     We depend on independent contract manufacturers (each of whom is a third party manufacturer for numerous companies) to manufacture our products. We do not have a long-term supply contract with such manufacturers and if we should fail to effectively manage our contract manufacturer relationships or if one or more of them should experience delays, disruptions or quality control problems in its manufacturing operations, our ability to ship products to our customers could be delayed which could adversely affect our business and financial results.

     The long sales and implementation cycles for our products, as well as our expectation that customers will sporadically place large orders with short lead times may cause revenues and operating results to vary significantly from quarter to quarter.

     A customer’s decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation and product qualification process. As a result, the sales cycle may be lengthy. Throughout the sales cycle, we often spend considerable time educating and providing information to prospective customers regarding the use and benefits of our products. Even after making the decision to purchase, customers tend to deploy the products slowly and deliberately. Timing of deployment can vary widely and depends on the skill set of the customer, the size of the network deployment, the complexity of the customer’s network environment and the degree of hardware and software configuration necessary to deploy the products. Customers with large networks usually expand their networks in large increments on a periodic basis. Accordingly, we expect to receive purchase orders for significant dollar amounts on an irregular basis. These long cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, may cause revenues and operating results to vary significantly and unexpectedly from quarter to quarter.

     If our restructuring initiatives are not sufficient to meet industry and market conditions and to achieve future profitability, we may undertake further restructuring initiatives, which may adversely affect our business, operating results and financial condition.

     In response to industry and market conditions, we have restructured our business and reduced our workforce. The assumptions underlying our restructuring efforts will be assessed on an ongoing basis and may prove to be inaccurate and we may have to restructure our business again in the future to achieve certain cost savings and to strategically realign our resources.

     Our restructuring initiatives are based on certain assumptions regarding the cost structure of our business and the nature, severity, and duration of the current industry adjustment, which may not prove to be accurate. While restructuring, we have assessed, and will continue to assess, whether we should further reduce our workforce, as well as review the recoverability of our tangible and intangible assets, including the land purchased in January 2001. Any such decisions may result in the recording of additional charges, such as workforce reduction costs, facilities reduction costs, asset write-downs, and contractual settlements.

     Additionally, estimates and assumptions used in asset valuations are subject to uncertainties, as are accounting estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets, including goodwill and other intangible assets. As a result, future market conditions may result in further charges for the write down of tangible and intangible assets.

     We may not be able to successfully implement the initiatives we have undertaken in restructuring our business and, even if successfully implemented, these initiatives may not be sufficient to meet the changes in industry and market conditions and to achieve future profitability. Furthermore, our workforce reductions may impair our ability to realize our current or future business objectives. Lastly, costs actually incurred in connection with restructuring actions may be higher than the estimated costs of such actions and/or may not lead to the anticipated cost savings. As a result, our restructuring efforts may not result in our return to profitability.

     If we become subject to litigation regarding intellectual property rights, such litigation will likely be time consuming and require a significant amount of resources to prosecute or defend, we may have to expend a substantial amount of resources to make our products non-infringing and may have to pay a substantial amount of money in damages.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we are not involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others’ intellectual property. Claims for alleged infringement and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights and may require us to redesign or stop selling, incorporating or using products that use the challenged intellectual property, all of which could seriously harm our business. These lawsuits, regardless of their ultimate outcome, would likely be time-consuming and expensive to resolve and would divert management time and attention.

     Our products incorporate and rely upon licensed third-party technology and if licenses of third-party technology do not continue to be available to us or become very expensive, our revenues and ability to develop and introduce new products could be adversely affected.

     We integrate licensed third-party technology in certain of our products. From time to time we may be required to license additional technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. Our inability to maintain or re-license any third party licenses required in our current products or our inability to obtain third-party licenses necessary to develop new products and product enhancements, could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, any of which could harm our business, financial condition and results of operations.

     Due to the global nature of our operations, economic or social conditions or changes in a particular country or region could adversely affect our sales or increase our costs and expenses, which would have a material adverse impact on our financial condition.

     We conduct significant sales and customer support operations directly and indirectly through our distributors in countries outside of the United States and also depend on the operations of our contract manufacturers that are located outside of the United States. For the nine months ended September 30, 2003 and 2002, we derived approximately 58% and 42% of our revenues, respectively, from sales outside North America. Accordingly, our future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, political or social unrest or economic instability in a specific country or region; trade protection measures and other regulatory requirements which may affect our ability to import or export our products from various countries; service provider and government spending patterns affected by political considerations; and difficulties in staffing and managing international operations. Any or all of these factors could have a material adverse impact on our revenue, costs, expenses and financial condition.

     We are exposed to fluctuations in currency exchange rates which could negatively affect our financial results and cash flows.

     Because a significant portion of our business is conducted outside the United States, we face exposure to adverse movements in non-US currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows.

     The majority of our revenue and expenses are transacted in US Dollars. We also have some transactions that are denominated in foreign currencies, primarily the Japanese Yen, Hong Kong Dollar, British Pound and the Euro, related to our sale and service operations outside of the United States. An increase in the value of the US Dollar could increase the real cost to our customers of our products in those markets outside the United States where we sell in US Dollars, and a weakened dollar could increase the cost of local operating expenses and procurement of raw materials to the extent we must purchase components in foreign currencies.

     Currently, we hedge only those currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and periodically will hedge anticipated foreign currency cash flows. The hedging activities undertaken by us are intended to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities. Our attempts to hedge against these risks may not be successful resulting in an adverse impact on our net income.

     Any acquisition we make could disrupt our business and harm our financial condition if we are not able to successfully integrate acquired businesses and technologies or if expected synergies do not materialize.

     We have made and may continue to make acquisitions and investments in order to enhance our business. Acquisitions involve numerous risks, including problems combining the purchased operations, technologies or products, unanticipated costs, diversion of management’s attention from our core business, adverse effects on existing business relationships with suppliers and customers, risks associated with entering markets in which we have no or limited prior experience and potential loss of key employees. There can be no assurance that we will be able to successfully integrate any businesses, products, technologies or personnel that we might acquire.

     The integration of businesses that we have acquired into our business has been and will continue to be a complex, time consuming and expensive process. We must operate as a combined organization utilizing common information and communication system, operating procedures, financial controls and human resources practices to be successful. For example, although we completed the acquisition of Unisphere Networks on July 1, 2002, integration of the products, product roadmap and operations is a continuing activity and will be for the foreseeable future. As a result of these activities, we may lose opportunities and employees, which could disrupt our business and harm our financial results.

     We also intend to make investments in complementary companies, products or technologies. In the event of any such investments or acquisitions, we could issue stock that would dilute our current stockholders’ percentage ownership, incur debt, assume liabilities, incur amortization expenses related to purchases of intangible assets, or incur large and immediate write-offs.

     We are a party to lawsuits, which, if determined adversely to us, could require us to pay damages which could harm our business and financial condition.

     We and certain of our former officers and current and former members of our board of directors are subject to various lawsuits brought by classes of stockholders alleging, among other things, violations of federal and state securities laws breach of various fiduciary obligations. There can be no assurance that actions that have been or will be brought against us will be resolved in our favor. Regardless of whether they are in our favor, these lawsuits are, and any future lawsuits to which we may become a party in the future will likely be, expensive and time consuming to defend or resolve. Any losses resulting from these claims could adversely affect our profitability and cash flow.

     Our quarterly results are inherently unpredictable and subject to substantial fluctuations and, as a result we may fail to meet the expectations of securities analysts, which could adversely affect the trading price of our common stock.

     Our revenues and operating results will vary significantly from quarter to quarter due to a number of factors, including many of which are outside of our control and any of which may cause our stock price to fluctuate.

     The factors that may impact the unpredictability of our quarterly results include the reduced visibility into customers’ spending plans, the changing market conditions, which have resulted in some customer and potential customer bankruptcies, a change in the mix of our products sold, from higher priced core products to lower priced edge products, and long sales and implementation cycle.

     As a result, we believe that quarter-to-quarter comparisons of operating results are not a good indication of future performance. It is likely that in some future quarters, operating results may be below the expectations of public market analysts and investors in which case the price of our common stock may fall.

     We are dependent on sole source and limited source suppliers for several key components, which make us susceptible to shortages or price fluctuations.

     With the current demand for electronic products, component shortages are possible and the predictability of the availability of such components may be limited. We currently purchase several key components, including ASICs, from single or limited sources. For example, IBM is our ASIC supplier. We may not be able to develop an alternate or second source in a timely manner, which could hurt our ability to deliver product to customers. If we are unable to buy these components on a timely basis, we will not be able to deliver product to our customers, which would seriously impact present and future sales, which would, in turn, adversely affect our business.

     If we fail to adequately evolve our financial and managerial control and reporting systems and processes, our ability to manage and grow our business will be negatively impacted.

     Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial control and our reporting systems and procedures in order to manage our business effectively in the future. If we fail to continue to implement improved systems and processes, our ability to manage our business and results of operations may be negatively impacted.

     We sell our products to customers that use those products to build networks and Internet infrastructure and if the Internet and Internet-based systems do not continue to grow then our business, operating results and financial condition will be adversely affected.

     A substantial portion of our business and revenue depends on growth of the Internet and on the deployment of our product by customers that depend on the continued growth of the Internet. As a result of the economic slowdown and the reduction in capital spending, which have particularly affected telecommunications service providers, spending on Internet infrastructure has declined, which has had a material adverse effect on our business. To the extent that the economic slowdown and reduction in capital spending continue to adversely affect spending on Internet infrastructure, we could continue to experience material adverse effects on our business, operating results and financial condition.

     Regulation of the telecommunications industry as well as the Internet and commerce over the Internet could harm our operating results and future prospects.

     The telecommunications industry is highly regulated and our business and financial condition could be adversely affected by the changes in the regulations relating to the telecommunications industry. Currently, there are few laws or regulations that apply directly to access to or commerce on the Internet. We could be adversely affected by regulation of the Internet and Internet commerce in any country where we operate. Such regulations could include matters such as voice over the Internet or using Internet Protocol, encryption technology, and access charges for Internet service providers. The adoption of regulation of the Internet and Internet commerce could decrease demand for our products, and at the same time increase the cost of selling our products, which could have a material adverse effect on our business, operating result and financial condition.

USE OF PROCEEDS

     Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities with maturities of up to five years.

DESCRIPTION OF CAPITAL STOCK

General

     As of the date of this prospectus, our authorized capital stock consists of 1,010,000,000 shares. Those shares consist of (1) 1,000,000,000 shares designated as common stock, $0.00001 par value, and (2) 10,000,000 shares designated as preferred stock, $0.00001 par value. The only equity securities currently outstanding are shares of common stock. As of September 30, 2003, there were approximately 387,916,534 shares of common stock issued and outstanding.

Preferred stock

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

     As of September 30, 2003, there were no shares of preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock. Any or all of these rights may be greater than the rights of the common stock.

     The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could negatively affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or make it more difficult to remove our management. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock.

     The prospectus supplement will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

     Preferred stock will be fully paid and nonassessable upon issuance.

Common stock

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. Currently, we are not paying dividends. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and any shares of common stock to be issued upon an offering pursuant to this prospectus and the related prospectus supplement will be fully paid and nonassessable upon issuance.

     Our common stock is listed on the Nasdaq National Market under the symbol “JNPR.” The transfer agent and registrar for the common stock is Wells Fargo Shareowner Services.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

     Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person because an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that our board of directors be divided into three classes, with each class serving staggered three-year terms, and that certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66-2/3% of the voting power to all outstanding stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

DESCRIPTION OF THE DEPOSITARY SHARES

General

     At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

     The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

     The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

     The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

     If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

     If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and fewer than 20 or more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

     Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

     Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

     Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

     The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

     Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and removal of depositary

     The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Federal income tax consequences

     Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

General

     We may issue warrants for the purchase of our debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

     The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Stock warrants

     The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

     Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Juniper Networks.

DESCRIPTION OF THE DEBT SECURITIES

     The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between Wells Fargo Bank, National Association, as trustee, and us. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

     The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Juniper Networks,” “we,” “us” or “our” refer only to Juniper Networks, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

     The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

     Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

     We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

     The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion or exchange provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

     Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

     Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

     We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

     In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

     Initially, we have appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

     The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

     No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

     As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

     Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

     Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

     Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

     Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

     Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

     We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

•	10 business days prior to the date the money would be turned over to the applicable state; or

•	at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

     Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

     Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, merger and sale of assets

     Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

     Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events including our bankruptcy, insolvency or reorganization.

     Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

     The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

     Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

     If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

     After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

     Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

     Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

     We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

     Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

     We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any ambiguities or inconsistencies;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

     However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

•	adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

     We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

     Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

     To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

     “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

     Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

     The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

No personal liability of directors, officers, employees and stockholders.

     No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

     The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

     The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

     The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

     The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

     Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

     In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

     In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

     We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

     Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in our obligations to pay principal, premium, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

     We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

     No new payment blockage period may start on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, any premium and interest with respect to that series of debt securities that have come due have been paid in full in cash.

•	No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

     The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “—Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

     If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

     Senior debt securities will constitute senior debt under the subordinated indenture.

     Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

     “designated senior debt” means (a) our Zero Coupon Convertible Notes due June 15, 2008; and (b) our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

     “indebtedness” means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

•	our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•	all of our obligations for money borrowed;

•	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

•	our obligations:

•	as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

•	as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

•	all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•	all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

•	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

•	all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, of for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

     “senior debt” means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, our indebtedness. Senior debt shall not include:

•	our 4.75% Convertible Subordinated Notes due March 15, 2007;

•	any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

     “subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, “voting stock” means stock or other similar interests to us which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred stock, debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or stock purchase units, as the case may be, or vice versa, and such payments may be unsecured or prefunded on some basis.

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

     We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers which may include, among others, Goldman Sachs & Co.;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

     We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

     We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

     We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     In connection with the offering of certain offered securities, certain persons participation in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

     All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given their authority as experts in accounting and auditing.

Part II

Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The aggregate estimated (other than the registration fee) expenses to be paid in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$80,900
Trustee’s fees and expenses	25,000
Accounting fees and expenses	150,000
Legal fees and expenses	250,000
Printing and engraving	60,000
Blue sky fees and expenses	10,000
Miscellaneous	50,000

Total	$625,900

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article EIGHTH of our amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

     Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Juniper Networks if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reasonable cause to believe his or her conduct was unlawful.

     We have entered into indemnification agreements with our directors and certain officers, in addition to indemnification provided for in our bylaws, and intend to enter into indemnification agreements with any new directors and certain officers in the future. The indemnification agreements may require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers’ insurance, if available on reasonable terms.

Item 16. Exhibits

     The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number	Exhibit Title

1.1	Form of Underwriting Agreement.*

Exhibit
Number	Exhibit Title

3.1	Amended and Restated Certificate of Incorporation. (1)

3.2	Amended and Restated Bylaws. (2)

4.1	Form of Senior Indenture.

4.2	Form of Subordinated Indenture.

4.3	Form of Senior Debt Security (included in Exhibit 4.1).

4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).

4.5	Form of Certificate of Designation.*

4.6	Form of Preferred Stock Certificate.*

4.7	Form of Deposit Agreement.*

4.8	Form of Depositary Receipt (included in Exhibit 4.7).*

4.9	Form of Warrant Agreement.*

4.10	Form of Warrant Certificate.*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of Juniper Networks, Inc. (see page II-4 of the initial filing of this Form S-3).

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 , as amended and incorporated herein by reference.

**	Previously filed.

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s annual report on Form 10-Q for the fiscal quarter ended September 30, 2003.

Item 17. Undertakings

(a)          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of our employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on November 26, 2003.

JUNIPER NETWORKS, INC.

By:	/s/ Marcel Gani

Marcel Gani
Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Scott Kriens	President, Chief Executive Officer and Chairman of the Board (Chief Executive Officer)	November 26, 2003

/s/ Marcel Gani Marcel Gani	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2003

* Pradeep Sindhu	Chief Technical Officer and Vice Chairman of the Board	November 26, 2003

* Robert M. Calderoni	Director	November 26, 2003

* Kenneth Goldman	Director	November 26, 2003

* William R. Hearst III	Director	November 26, 2003

* Vinod Khosla	Director	November 26, 2003

Name	Title	Date

* Kenneth Levy	Director	November 26, 2003

* Stratton Sclavos	Director	November 26, 2003

* William R. Stensrud	Director	November 26, 2003

*By:	/s/ Marcel Gani Marcel Gani (Attorney-in-Fact)

Exhibit Index

Exhibit
Number	Exhibit Title

1.1	Form of Underwriting Agreement.*

3.1	Amended and Restated Certificate of Incorporation. (1)

3.2	Amended and Restated Bylaws. (2)

4.1	Form of Senior Indenture.

4.2	Form of Subordinated Indenture.

4.3	Form of Senior Debt Security (included in Exhibit 4.1).

4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).

4.5	Form of Certificate of Designation.*

4.6	Form of Preferred Stock Certificate.*

4.7	Form of Deposit Agreement.*

4.8	Form of Depositary Receipt (included in Exhibit 4.7).*

4.9	Form of Warrant Agreement.*

4.10	Form of Warrant Certificate.*

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of Juniper Networks, Inc. (see page II-4 of the initial filing of this Form S-3).

25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.

25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended and incorporated herein by reference.

**	Previously filed.

(1)	Incorporated by reference to Exhibit 3.1 to the Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2000.

(2)	Incorporated by reference to Exhibit 3.2 to the Registrant’s annual report on Form 10-Q for the fiscal year ended September 30, 2003.